Exhibit 4.2

VIVITI TECHNOLOGIES LTD.

2010 SENIOR EXECUTIVE OFFICER EQUITY PLAN

As adopted on November 17, 2010.

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility;

•	to provide additional incentive to Employees, Directors and Consultants; and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Share Options, Nonstatutory Share Options, Restricted Share Units and Share Appreciation Rights.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Affiliate” means with respect to any specified person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person (“control,” “controlled by” and “under common control with” will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contact or credit arrangement, as trustee or executor, or otherwise).

(c) “Applicable Laws” means the requirements relating to the administration of equity-based awards or equity compensation plans under the laws of Singapore, The Netherlands, U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Ordinary Shares are listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d) “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Share Units or Share Appreciation Rights.

(e) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f) “Awarded Shares” means the Ordinary Shares subject to an Award.

(g) “Board” means the Board of Directors of the Company.

(h) “Cause” means (i) the Participant’s failure to satisfactorily perform Participant’s duties to the Company, a parent company, Affiliate or Subsidiary, after Participant has been given notice and fifteen (15) days to cure any deficiency; (ii) Participant’s engaging in willful, reckless or negligent misconduct which is determined by the Board to be materially injurious to the Company or its parent company, Affiliates or Subsidiaries, monetarily or otherwise; (iii) Participant’s conviction by, or entry of a plea of guilty or no contest in, a court of competent jurisdiction for any crime involving moral turpitude or any felony punishable by imprisonment; (iv) whether prior or subsequent to Participant’s employment start date, Participant’s willful engaging in dishonest or fraudulent actions or omissions; (v) Participant’s gross negligence, insubordination, or violation of any duty (of loyalty or otherwise) owed to the Company or its parent company, Affiliates or Subsidiaries, or any other misconduct by Participant; (vi) Participant’s involvement in activities representing conflicts of interest with the Company or its parent company, Affiliates or Subsidiaries; (vii) Participant’s improper disclosure of confidential information; (viii) Participant’s falsifying or misrepresenting information on the records of the Company or its parent company, Affiliates or Subsidiaries; (ix) Participant’s physical destruction or theft of substantial property or assets of the Company or its parent company, Affiliates or Subsidiaries or (x) Participant’s material breach of any provision of the Company’s Business Conduct Guidelines or other published policies or guidelines of the Company or its parent company, Affiliates or Subsidiaries.

(i) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than an Affiliate of the Company) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities and within three (3) years from the date of such acquisition, a merger or consolidation of the Company with or into the person (or Affiliate thereof) holding such beneficial ownership of securities of the Company is consummated;

(ii) The consummation of the sale, transfer or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a twelve (12) month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Notwithstanding anything herein to the contrary, to the extent that a Change in Control constitutes a payment or distribution event with respect to any amount subject to Section 409A of the Code, then such payment or distribution shall only occur if and to the extent that such Change in Control constitutes a change in the ownership of the Company or change in effective control of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) and (vi).

(j) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(k) “Committee” means a committee of Directors or other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 of the Plan.

(l) “Companies Act” means the Companies Act, Chapter 50, of Singapore.

(m) “Company” means Viviti Technologies Ltd., a company incorporated in Singapore or any successor thereto.

(n) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(o) “Director” means a member of the Board.

(p) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Share Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(q) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(r) “Equity Plan” means the Company’s 2010 Equity Plan.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Ordinary Shares determined as follows:

(i) If the Ordinary Shares are listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ National Market or the NASDAQ SmallCap Market of the NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Ordinary Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of an Ordinary Share will be the mean between the high bid and low asked prices for the Ordinary Shares for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Ordinary Shares, the Fair Market Value will be determined in good faith by the Administrator in accordance with Applicable Laws, including, without limitation, reliance upon an independent valuation.

(u) “Fiscal Year” means the financial year of the Company.

(v) “Good Reason” means any of the following events, which has not been consented to by Participant in writing, or cured by the Company within thirty (30) days after Participant has provided written notice, which notice must be provided to the Company within thirty (30) days of the occurrence of such event: (i) the requirement that Participant’s principal executive function be performed more than 50 miles from Participant’s primary location; (ii) a reduction in Participant’s band level and a material reduction in Participant’s base pay; or (iii) a material adverse change in Participant’s reporting relationship within the Company or its parent company, Affiliates or Subsidiaries; provided, however, that any cessation of status as a Service Provider must occur within two (2) years following the initial existence of one or more of the preceding events.

(w) “Incentive Share Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x) “Initial Public Offering” means the initial firm commitment underwritten public offering and sale of the shares in the capital of the Company pursuant to an effective registration statement under the Securities Act and/or in compliance with equivalent applicable foreign securities laws (other than a registration statement on Form S-4, Form F-4 or Form S-8 (or any similar or successor form or equivalent foreign form)) on an internationally-recognized securities exchange, including, without limitation, the New York Stock Exchange, the NASDAQ Stock Market and the main board of the Singapore Exchange Securities Trading Limited.

(y) “Nonstatutory Share Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Share Option.

(z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Option” means a share option granted pursuant to the Plan.

(bb) “Ordinary Shares” means the Ordinary Shares in the capital of the Company.

(cc) “Outside Director” means a Director who is not an Employee.

(dd) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ee) “Participant” means the holder of an outstanding Award granted under the Plan.

(ff) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. The Performance Goals may differ from Participant to Participant and from Award to Award.

(gg) “Plan” means this 2010 Senior Executive Officer Equity Plan.

(hh) “Restricted Share Unit” or “RSU” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 of the Plan is designated as an RSU.

(ii) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(jj) “Section 16(b)” means Section 16(b) of the Exchange Act.

(kk) “Securities Act” means the Securities Act of 1933, as amended.

(ll) “Service Provider” means an Employee, Director or Consultant who is an “accredited investor” within the meaning of Regulation D of the Securities Act.

(mm) “Share” means an Ordinary Share, as adjusted in accordance with Section 12 of the Plan.

(nn) “Share Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 8 of the Plan is designated as a SAR.

(oo) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Shares Subject to the Plan.

(a) Shares Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan (including Options, Restricted Share Units and SARs) is 9,824,222, less any Shares issued under the Equity Plan. The Shares may be authorized but unissued Ordinary Shares or subject to Applicable Laws, Ordinary Shares held as treasury shares. Shares shall not be deemed to have been issued pursuant to the Plan or Equity Plan (i) with respect to any portion of an Award that is settled in cash, or (ii) to the extent such Shares are withheld in satisfaction of tax withholding obligations.

If permitted by the Administrator, upon payment in Shares pursuant to the exercise of an Award, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment. If permitted by the Administrator and subject to Applicable Laws, if a Participant pays the exercise price (or purchase price, if applicable) of an Award through the tender of Shares, the number of Shares so tendered shall again be available for issuance pursuant to future Awards under the Plan.

(b) Lapsed Awards. If any outstanding Award under the Plan or the Equity Plan expires or is terminated or canceled without having been exercised or settled in full, the Shares allocable to the terminated portion of such Award shall again be available for grant under the Plan.

(c) Repurchased Shares. If (i) Shares issued pursuant to an Award under the Plan or the Equity Plan are subject to repurchase by the Company (or acquired by a parent company), including, without limitation, pursuant to any buyout rights, put rights or any other rights of repurchase or first refusal, and (ii) such Shares are repurchased by the Company (or acquired by a parent company), such repurchased Shares shall again be available for grant under the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable and necessary to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(v) Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Laws, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b) Powers of the Administrator. Subject to the provisions of the Plan and Applicable Laws, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee in accordance with Applicable Laws, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve sub-plans and forms of agreement for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised or Shares issued under Awards may be repurchased (e.g., any window-period limitation), any vesting acceleration or waiver of repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, will determine;

(vi) to require Participants to (A) enter into any voting arrangement with respect to the Shares issued pursuant to an Award, including, without limitation, a voting agreement, irrevocable proxy or power of attorney, or (B) deposit Shares issued pursuant to an Award into a voting trust, the terms and conditions of each of the foregoing are determined by the Administrator in its sole discretion;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable foreign tax laws;

(ix) to modify or amend each Award (subject to Section 15(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan;

(x) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued or paid upon exercise or vesting of an Award that number of Shares or cash having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of any Shares to be withheld will be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose will be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

(xiii) to determine whether Awards will be settled in Shares, cash or in any combination thereof;

(xiv) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

(xv) to impose any additional restrictions or conditions and make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Share Options, Restricted Share Units and Share Appreciation Rights may be granted to Service Providers. Incentive Share Options may be granted only to Employees.

6. Limitations.

(a) ISO $100,000 Rule. Each Option will be designated in the Award Agreement as either an Incentive Share Option or a Nonstatutory Share Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Share Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Share Options. For purposes of this Section 6(a), Incentive Share Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) No Rights as a Service Provider. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing his or her relationship as a Service Provider, nor shall they interfere in any way with the right of the Participant or the right of the Company or its Parent or Subsidiaries to terminate such relationship at any time, with or without cause.

(c) 162(m) Limitation. To the extent that the Administrator determines it to be desirable and necessary to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the following limitations shall apply to Awards under the Plan:

(i) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Share Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Share Units to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Share Units which are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(ii) The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 12 of the Plan.

(iii) If an Award is canceled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 12 of the Plan), the canceled Award will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

7. Share Options.

(a) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Share Option or Nonstatutory Share Option, the term will be seven (7) years from the date of grant or such shorter term as may be provided in the Award Agreement. Provided Always that in the event the Company is converted into a public company, the term of the Option granted to a Participant who is an Outside Director or Consultant, shall not exceed five (5) years from the date of grant of such Option or such shorter term as may be provided in the Award Agreement.

Moreover, in the case of an Incentive Share Option granted to a Participant who, at the time the Incentive Share Option is granted, owns shares or stock, as the case may be, representing more than ten percent (10%) of the total combined voting power of all classes of shares or stock, as the case may be, of the Company or any Parent or Subsidiary, the term of the Incentive Share Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(b) Option Exercise Price and Consideration.

(i) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

a. In the case of an Incentive Share Option

i. granted to an Employee who, at the time the Incentive Share Option is granted, owns shares or stock, as the case may be, representing more than ten percent (10%) of the voting power of all classes of shares or stock, as the case may be, of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

ii. granted to any Employee other than an Employee described in paragraph (i) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

b. In the case of a Nonstatutory Share Option, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant. In the case of a Nonstatutory Share Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(c) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Share Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration to the extent permitted by Applicable Laws may consist entirely of:

(i) cash;

(ii) check;

(iii) other Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences (as determined by the Administrator) and in compliance with Applicable Laws;

(iv) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(v) a reduction in the amount of any Company liability to the Participant (excluding any deferred compensation arrangement, either qualified or unqualified);

(vi) any combination of the foregoing methods of payment; or

(vii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (y) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (z) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate registration on the Register of Members of the Company by the Company Secretary or through a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Awarded Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the Record Date is prior to the date the Shares are issued, except as provided in Section 12 of the Plan or the applicable Award Agreement.

Exercising an Option in any manner will decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event less than thirty (30) days nor later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan on the date of termination. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will lapse, and the unissued Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event less than twelve (12) months nor later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan on the date of termination. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will lapse, and the unissued Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event less than twelve (12) months nor later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution and/or intestacy. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the unissued Shares covered by the unvested portion of the Option will immediately revert to the Plan on the date one (1) month following the Participant’s death. If the Option is not so exercised within the time specified herein, the Option will lapse, and the unissued Shares covered by such Option will revert to the Plan.

(e) Participant Put Right. Prior to the beginning of the period of not less than ninety (90) days nor more than two hundred seventy (270) days immediately preceding the closing of the Initial Public Offering, as determined by the Administrator in its sole discretion, and subject to any additional restrictions on exercise imposed by the Administrator in its sole discretion, including, without limitation, any window-period limitation, a Participant may elect to have all or any portion of any Shares issued upon exercise of an Option that have been issued for at least one hundred eighty (180) days (the “Put Shares”) repurchased by the Company at the then-current Fair Market Value of such Put Shares (the “Put Right”), Provided that the Company shall not be obliged to repurchase the Put Shares if the requirements of Section 76D of the Companies Act cannot be satisfied.

The Put Right shall expire and be cancelled upon the earlier of (i) the closing of the Initial Public Offering or (ii) the closing of a Change in Control in which Awards are assumed and become vested or exercisable with respect to capital stock of the successor corporation that is publicly traded on an established stock exchange or national market system.

(f) Share Repurchase by Company. Prior to the beginning of the period of not less than ninety (90) days nor more than two hundred seventy (270) days immediately preceding the closing of the Initial Public Offering, as determined by the Administrator in its sole discretion, and subject to any additional restrictions on exercise imposed by the Administrator in its sole discretion, including, without limitation, any window-period limitation, the Company, may elect to repurchase all or any portion of the Shares issued upon exercise of an Option that have been issued for at least one hundred eighty (180) days at the then-current Fair Market Value of such Shares (the “Buyout Right”). The Buyout Right shall expire and be cancelled upon the earlier of (i) the closing of the Initial Public Offering or (ii) the closing of a Change in Control in which Awards are assumed and become vested or exercisable with respect to capital stock of the successor corporation that is publicly traded on an established stock exchange or national market system. The exercise of the Buyout Right shall be conditional upon the satisfaction of, and in accordance with the requirements of, Section 76D of the Companies Act.

(g) Surrender of Options. Subject to Applicable Laws, the Administrator may at any time, permit the Participant to surrender his or her Option in such manner as it may, in its absolute discretion, deem fit. Upon surrender, the Option shall be cancelled immediately. For the avoidance of doubt, the Company shall not at any time, directly or indirectly, acquire a unit of its own shares (as defined in the Companies Act).

8. Share Appreciation Rights.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to SARs granted to any Service Provider.

(c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however than in no event shall the exercise price of any SAR be less than Fair Market Value per Share subject to the SAR on the date of grant.

(d) Exercise of SARs. SARs will be exercisable on such terms and conditions as the Administrator, in its sole discretion, will determine.

(e) SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the per Share exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(f) Expiration of SARs. A SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Sections 7(d)(ii), 7(d)(iii) and 7(d)(iv) also will apply to SARs.

(g) Payment of SAR Amount. Upon exercise of a SAR, a Participant will be entitled to receive payment in cash from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

(h) Buyout Provisions. Subject to Applicable Laws, the Administrator may at any time offer to buy out for a payment in cash a Share Appreciation Right previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

(i) Substitution of Options. The Administrator may provide in the Award Agreement evidencing the grant of a Share Appreciation Right that the Administrator shall have the right, in its sole discretion, to substitute an Option for all or any portion of a Share Appreciation Right to the extent outstanding and unexercised; provided, that such Option shall be exercisable with respect to the same number of Ordinary Shares for which such substituted Share Appreciation Right (or portion thereof) would have been exercisable.

9. Restricted Share Units.

(a) Grant of RSUs. Subject to the terms and conditions of the Plan, a Restricted Share Unit may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number and Terms. The Administrator will have complete discretion to determine the number and terms and conditions of the Restricted Share Units. The Administrator shall specify the date or dates on which the Restricted Share Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Goals or other specific criteria, including, without limitation, service to the Company or any Subsidiary, in each case on a specified date or dates or over any period or periods, as the Administrator determines.

(c) Issuance of Ordinary Shares. The Administrator shall specify the conditions and dates upon which the Ordinary Shares underlying the Restricted Share Units shall be issued, which dates shall not be earlier than the dates the Restricted Share Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code. On the distribution dates, the Company shall issue to the Participant one unrestricted, fully transferable Ordinary Share for each vested and nonforfeitable Restricted Share Unit.

(d) RSU Agreement. Each Restricted Share Unit grant will be evidenced by an Award Agreement that will specify the term of the RSU, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Participant Put Right. Prior to the beginning of the period of not less than ninety (90) days nor more than two hundred seventy (270) days immediately preceding the closing of the Initial Public Offering, as determined by the Administrator in its sole discretion, and subject to any additional restrictions on exercise imposed by the Administrator in its sole discretion, including, without limitation, any window-period limitation, a Participant may elect to have all or any portion of any Shares issued upon vesting of Restricted Share Units that have been issued for at least one hundred eighty (180) days the “RSU Put Shares”) repurchased by the Company at the then-current Fair Market Value of such Shares (the “RSU Put Right”) Provided that the Company shall not be obliged to repurchase the RSU Put Shares if the requirements of Section 76D of the Companies Act cannot be satisfied. The RSU Put Right shall expire and be cancelled upon the earlier of (i) the closing of the Initial Public Offering or (ii) the closing of a Change in Control in which Awards are assumed and become vested or exercisable with respect to capital stock of the successor corporation that is publicly traded on an established stock exchange or national market system. The exercise of the RSU Put Right shall be conditional upon and in accordance with the requirements of Section 76D of the Companies Act.

(f) Share Repurchase by the Company. Prior to the beginning of the period of not less than ninety (90) days nor more than two hundred seventy (270) days immediately preceding the closing of the Initial Public Offering, as determined by the Administrator in its sole discretion, and subject to any additional restrictions on exercise imposed by the Administrator in its sole discretion, including, without limitation, any window-period limitation, the Company may elect to repurchase all or any portion of the Shares issued upon vesting of Restricted Share Units that have been issued for at least one hundred eighty (180) days at the then-current Fair Market Value of such Shares (the “RSU Buyout Right”). The RSU Buyout Right shall expire and be cancelled upon the earlier of (i) the closing of the Initial Public Offering or (ii) the closing of a Change in Control in which Awards are assumed and become vested or exercisable with respect to capital stock of the successor corporation that is publicly traded on an established stock exchange or national market system. The exercise of the RSU Buyout Right shall be conditional upon the satisfaction of, and in accordance with the requirements of, Section 76D of the Companies Act.

(g) Other Buyout Provisions. Subject to Applicable Laws, the Administrator may at any time offer to buyout for a payment in cash a Restricted Share Unit previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

10. Leave of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence and will resume on the date the Participant returns to work on a regular schedule as determined by the Company; provided, however, that no vesting credit will be awarded for the time vesting has been suspended during such leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Share Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of such leave any Incentive Share Option held by the Participant will cease to be treated as an Incentive Share Option and will be treated for tax purposes as a Nonstatutory Share Option.

11. Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and/or intestacy and may be exercised, during the lifetime of the Participant, only by the Participant. Subject to Applicable Laws, if the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

12. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend (excluding an ordinary dividend) or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, then the Administrator shall appropriately adjust the number and class of Shares which may be delivered under the Plan, the 162(m) annual share issuance limits under Section 6(c) of the Plan, and the number, class, and price of Shares subject to outstanding Awards. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award, to the extent applicable, until ten (10) days prior to such transaction as to all of the Awarded Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised or vested, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Merger or Change in Control. In the event of a merger or Change in Control, each outstanding Award shall be assumed or an equivalent option, restricted share unit or share appreciation right, as the case may be, substituted, by the successor corporation or a Parent or Subsidiary of the successor corporation. With respect to Awards granted to an Outside Director that are assumed or substituted for, if immediately prior to or after the merger or Change in Control the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Award shall fully vest, and the Participant shall have the right to exercise such Awards as to all of the Awarded Shares, including Shares as to which it would not otherwise be vested or exercisable. Unless determined otherwise by the Administrator, in the event that the successor corporation refuses to assume or substitute for an Award, the Award shall fully vest in, and the Participant shall have the right to exercise such Award as to all of the Awarded Shares, including Shares as to which it would not otherwise be vested or exercisable. If an Award is not assumed or substituted in the event of a merger or Change in Control, the Administrator shall notify the Participant in writing or electronically that such Award shall be exercisable, to the extent vested, for a period of up to fifteen (15) days from the date of such notice, and such Award shall terminate upon the expiration of such period. For the purposes of this paragraph, an Option, RSU or SAR shall be considered assumed if, following the merger or Change in Control, the option, restricted stock unit or stock appreciation right, respectively, confers the right to purchase or receive, for each Awarded Share subject to the Option, RSU or SAR immediately prior to the merger or Change in Control, the consideration (whether shares, cash, or other securities or property) received in the merger or Change in Control by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the issued Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely capital stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, RSU or SAR, for each Awarded Share subject to the Option, RSU or SAR, to be solely capital stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Shares in the merger or Change in Control.

13. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

14. Term of Plan. Subject to Section 19 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the earlier of such Board adoption or its approval by the Company’s shareholders unless terminated earlier under Section 15 of the Plan.

15. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Shareholder Approval. The Company will obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. Subject to Sections 17 and 18 of the Plan, no amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

16. Conditions Upon Issuance or Repurchase of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance. Shares will not be repurchased pursuant to an Award unless the repurchase of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

17. Severability. Notwithstanding any contrary provision of the Plan or an Award to the contrary, if any one or more of the provisions (or any part thereof) of this Plan or the Awards shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan or Award, as applicable, shall not in any way be affected or impaired thereby.

18. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

19. Shareholder Approval. The Plan will be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws.

20. Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the Republic of Singapore. The Participants, by accepting grants of Awards in accordance with this Plan, and the Company submit to the exclusive jurisdiction of the courts of the Republic of Singapore.

21. Contracts (Rights of Third Parties) Act, Chapter 53B No person other than the Company or a Participant shall have any right to enforce any provision of the Plan or any Award by virtue of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.